Magnum Hunter Resources, Inc.
600 E. Las Colinas Blvd., Suite 1100, Irving, TX 75039
Phone (972) 401-0752 Fax (972) 401-3110
Internet Address: [website omitted]

FOR IMMEDIATE RELEASE
NEWS

New York Stock Exchange
*   Common    -  MHR
American Stock Exchange
*   Warrants   -  MHR/WS/A

BOARD OF DIRECTORS DECIDES TO SEEK
STRATEGIC ALTERNATIVES FOR THE COMPANY

JERRY BOX ELECTED CHAIRMAN OF THE BOARD AND WILL OVERSEE
STRATEGIC DIRECTION OF THE COMPANY MOVING FORWARD

GARY C. EVANS REMAINS PRESIDENT AND CHIEF EXECUTIVE OFFICIER,
ANNOUNCES HIS DECISION TO RETIRE IN APRIL 2005

CONFERENCE CALL WITH MANAGEMENT TO BE HELD AT
10:30 AM (CENTRAL TIME) ON THURSDAY, OCTOBER 7th

Irving, Texas, October 7, 2004, Magnum Hunter Resources, Inc. (NYSE: MHR) announced today the election of Mr. Jerry Box as Chairman of the Board of Directors. Mr. Box will also Chair a new special committee comprised of independent directors formed by the Board to investigate all possible strategic alternatives available to the Company for enhancement of shareholder value. Mr. Gary C. Evans will remain in his position as President and Chief Executive Officer and a director of the Company. Mr. Evans had previously held the position of Chairman.

Mr. Box (age 66) has served on the Magnum Hunter Board of Directors since March 1999. He is the former President and Chief Operating officer of Oryx Energy Company and has over 36 years of experience in the exploration and production industry as an explorationist and senior executive. Mr. Box attended Louisiana Tech University, where he received B.S. and M.S. degrees in geology, and is also a graduate of the Program for Management Development at the Harvard University Graduate School of Business Administration. He is a former member of the policy committee of the U.S. Department of Interior’s Outer Continental Shelf Advisory Board, past Chairman and Vice Chairman of the American Petroleum Institute’s Exploration Affairs subcommittee, former member of the National Ocean Industries Association Board of Directors, past Vice President and Board member of the Dallas Museum of Natural History, and a former President of the Dallas Petroleum Club. Mr. Box served as an officer in the U.S. Air Force from 1961 to 1966. A resident of Dallas, Texas, Mr. Box currently serves as a Director of Newpark Resources, Inc., an oilfield service company traded on the New York Stock Exchange.

Mr. Evans also announced today, after having founded the Company in June 1985 and with almost 20 years of continuous service, he intends to retire as President and Chief Executive Officer of Magnum Hunter in April 2005. Mr. Evans plans to remain on the Magnum Hunter Board after his retirement. The election of Mr. Box as Chairman by the Board of Directors at this time provides senior executive continuity during and after Mr. Evans’ six month transition period. The Board of Directors anticipates retaining an executive search firm to advise the Company regarding a possible successor to Mr. Evans.

Additionally, Magnum Hunter announced that the Company is in the process of engaging a financial advisor(s) to counsel the Board and Special Committee on all possible strategic alternatives available for the ultimate enhancement of shareholder value.

Commenting on today’s announcements, Mr. Jerry Box, Chairman of the Board stated, “Magnum Hunter has never been on more solid footing, both financially and operationally, than it is today. After founding the Company nearly 20 years ago, then successfully leading Magnum Hunter’s growth in the intervening years, the Board nevertheless respects Gary Evans’ decision to retire next year. However, we are grateful for his decision to remain a Director of the Company and to provide for a six month transition period. The Board and management team is absolutely committed to building, enhancing and maximizing shareholder value and will take whatever steps necessary to ensure that all possible alternatives regarding Magnum Hunter’s strategic future will be investigated thoroughly. Toward this goal, the Board has elected me Chairman and charged me with responsibility for managing and implementing this process.”

Commenting on the announcement today, Mr. Gary C. Evans, President and Chief Executive Officer of the Company, stated, “Magnum Hunter has now grown to over one trillion cubic feet of proven reserves and over one billion in market capitalization. We hold a significant amount of drilling inventory both onshore and offshore, covering almost 10 million acres of minerals. With commodity prices reaching record highs and the forward strip at unprecedented levels, our Board of Directors believes now is the appropriate time to seek “strategic alternatives” to maximize this asset value. After spending almost 20 years with this Company as its founder, I have reached a point in my life where I desire a change. I wish to spend more time with my wife and teenage children before they leave our family nest. With my decision now to retire sometime over the next six months, my available time will then be free to pursue these most important endeavors. I look forward to working more closely with Jerry Box in seeking the best route for the future of Magnum Hunter, its employees, and our shareholders.”

On Thursday morning, October 7, 2004, a conference call will be hosted by the Senior Management of Magnum Hunter Resources, Inc. at 10:30 a.m. central time. The subject of the conference call will be to discuss in greater detail information presented in this press release. To participate in the conference call, please dial in Domestic/Canada (800) 706-3079 or International/Local (706) 643-1963 at 10:25 a.m. central time on Thursday, October 7, 2004. A Web Broadcast will also be available for listeners on the Magnum Hunter Web Site with instructions as follows:

Go to www.magnumhunter.com

Go to Investor Relations

Go to Conference Calls

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Magnum Hunter Resources, Inc. is one of the nation’s fastest growing independent exploration and development companies engaged in three principal activities: (1) the exploration, development and production of crude oil, condensate and natural gas; (2) the gathering, transmission and marketing of natural gas; and (3) the managing and operating of producing oil and natural gas properties for interest owners.

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Magnum Hunter Resources, Inc.‘s business and prospects, are subject to a number of risks, including volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund its operations, environmental risks, drilling and operating risks, risks related to exploration and development drilling, uncertainties about estimates of reserves, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company’s reports that are available from the SEC.

FOR FURTHER INFORMATION CONTACT: M. BRADLEY DAVIS
SENIOR VICE PRESIDENT – CAPITAL MARKETS (972) 401-0752